Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC,

Research Division

ATTENDEES

Sarah S. Mekus

The State Bank and Trust Company

Presentation

Operator

Good morning, and welcome to the SB Financial Second Quarter 2025 Conference Call and Webcast. I would like to inform you that this conference call is being recorded. [Operator Instructions]

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah S. Mekus

The State Bank and Trust Company

Thank you, and good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information, as well as reconciliations of non-GAAP financial measures, are included in today’s earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark A. Klein

Chairman, President & CEO

Thank you, Sarah, and good morning, everyone. Welcome to our second quarter 2025 conference call and webcast. We clearly approached this year with a fair bit of optimism that included favorable funding costs associated with our Marblehead acquisition, a much larger balance sheet from an expanded market presence and a stable team of seasoned lenders, all bound by an improving economic environment. Well, 6 months in, we have met and exceeded our expectations. On a go-forward basis, we have positioned ourselves quite nicely to continue our trends and to outperform our peers in the second half of this year.

For this quarter, net income was $3.9 million with diluted earnings per share of $0.60, up $0.13 or nearly 28% compared to the prior year quarter. When considering the servicing rights recapture, adjusted EPS was $0.58 for the quarter. Tangible book value per share ended the quarter at $16.44, up from $15.26 last year, or a 7.7% increase.

Net interest income totaled $12.1 million, an increase of over 25% from the $9.7 million in the second quarter of last year. From the linked quarter, net interest income accelerated at a 30% annualized pace. Loan growth for the quarter was approximately $90 million, up 8.9% from the prior year and marking the now fifth consecutive quarter of sequential loan growth.

Deposits grew by over 12%, including Marblehead deposits of $51 million. Excluding Marblehead deposits, deposit growth would have been approximately 7.5%. Importantly, the deposits from Marblehead have remained nearly 100% intact just 6 months after the acquisition. Collectively, this quarter, assets under our care now exceed $3.5 billion. This includes our bank assets of $1.5 billion, our residential servicing portfolio of approximately $1.5 billion and wealth assets under our care of $537 million. It is this scale and revenue diversity that have driven our performance to a higher level.

Mortgage originations for the quarter were just short of $98 million, up from both the prior year and linked quarters. Our pipeline remains strong at nearly $34 million, reflecting continued momentum from our recent investments in more high-producing MLOs.

Operating expenses decreased approximately 4.5% from the linked quarter, as the first quarter was elevated due to onetime conversion costs we discussed in prior quarters. Charge-off levels returned to more historic levels in the quarter at less than 2 basis points, and our remaining asset quality metrics were consistent with the linked quarter.

And finally, we were pleased to be added to the Russell 2000 Index once again during the recent rebalancing. This milestone reflects the market’s recognition of our strong financial performance, our commitment to organic growth and overall brand value. We continue our relentless focus on our strategic 5 key initiatives, as we’ve discussed in many quarters before: Revenue diversity with balance between NIM and fee-based revenue; organic growth, more households, more services and households to gather greater scale and efficiency improvement; deepening client relationships; operational excellence; and top-tier asset quality.

Revenue diversity. As I noted earlier, our mortgage group delivered a strong rebound in the second quarter with mortgage origination volume of approximately $98 million. Despite a slow start to the year, we believe borrowers have become more accustomed to the current rate environment, leading to increased purchases, as well as a bit of refinancing activities. We’ve also benefited from our expanded team of mortgage professionals in Cincinnati and Indianapolis.

I want to highlight our Indianapolis team, which delivered its most successful quarter of production since inception in the first quarter of 2019. They have an experienced team, and we continue to be not only very high on that staff, but that market as well.

We remain committed to the residential real estate business line, as it continues to provide us with entry points into a variety of growth markets within Central and Southern Ohio, even as we work to strengthen our core markets in Northwest Ohio and Northeast Indiana.

As with prior quarters, we have continued to evaluate our efficiency and capacity utilization and have hit pause as we’ve mentioned in prior quarter on adding any additional support staff until volume levels approach at least that $400 million annual production mark. Overall, we still have ample room to grow within our current infrastructure. As I mentioned, our pipeline currently stands at $34 million, which would point us toward our third quarter production to be well in line with the $98 million we delivered this quarter.

Clearly, the quarter continued the pace of being a dominant purchase market. In fact, our $98 million in volume, just $4 million was a result of internal refinances. As a result, 82% of our volume this quarter was purchase transactions and right in line with the year-to- date purchase transaction volume. Interestingly, now with over 8,900 mortgage households we service across our 16-county footprint, and with just approximately 2 services per mortgage household, our potential to drive organic expansion with more products and services remains clearly front and center.

Noninterest income was up 15.1% from the prior year quarter at $5 million and up 22.9% from the linked quarter. The increase from the second quarter of 2024 was driven by increased gain on sale of mortgage loans and mortgage servicing rights, as well as increased title service fees and other related revenue. Again, this quarter, our title affiliate outperformed the mortgage market in general and delivered revenue growth from every region. Year-to-date, they’ve now closed 564 transactions, which is up over 34% from the first 6 months of 2024. They have exceeded our budget expectations by 27% and continue to be a valued part of our product suite.

We have not discussed our Wealth Management division in a few quarters, with the level of market volatility and some unexpected annuitizations and amortizations of several relationships having affected their ability to add net asset growth this year. However, we continue to feel this business line is additive to our brand and a true differentiator to a $1.5 billion community bank.

Overall, clients have remained very loyal, and our pursuit of our holistic client care model allows us to add 1 more service to our approximately 39,000 households. In addition, we are poised to announce a new strategic partnership in the coming quarter that will deliver more managerial and operational resources to the business line that will not only benefit our current client base, but will also potentially add more depth to our financial adviser skill set.

On the scale front, as we completed our first full quarter of operations following the Marblehead acquisition, we were pleased with the overall integration of their staff with State Bank’s team and their ability to retain legacy relationships with their loyal client base and deep community connections. This acquisition underscores our ability to balance relationship-driven organic growth with targeted M&A opportunities.

Deposits were up year-over-year, but down slightly from the linked quarter. Compared to the second quarter of 2024, total deposits were up $135 million or 12%, reflecting our ability to drive deposit relationships in parallel with extensions of credit. Excluding the $51 million in deposits from the acquisition, deposits grew by $84 million or 7.5%. For the linked quarter, we saw balances decline by $21 million, as a portion of the seasonal public fund balances were distributed as we mentioned in the prior quarter. That said, we continue to have very positive conversations with clients and prospects alike on the treasury side as the current disruptions in our markets are opening up other opportunities to attract new commercial deposit relationships.

As I mentioned, overall loan growth continues to be strong. When compared to the second quarter of 2024, our loan book grew $89 million or approximately 9%, and $6.4 million, nearly 1% from the linked quarter. Adjusting for Marblehead, loan growth would have been $71 million or up 7.1% from the prior year. Our loan growth, coupled with stable funding cost that Tony will detail in a bit in our webcast, drove our net interest margin this quarter up 36 basis points to nearly 3.5%, which is the highest level we’ve experienced since the fourth quarter of 2022.

Columbus has continued to provide positive momentum and is driving the bulk of our loan growth. That market is still very competitive, but our 4 commercial lenders have ramped up their calling efforts substantially in order to counter the competitive landscape. Our work to adjust our sales has led to our Columbus team adding new high-end relationships. That will continue to drive growth beyond the $400 million loan book that we currently serve in that robust market.

In terms of deepening existing relationships, more scope, more services in each household, we clearly take pride in the strength of our client relationships and remain focused on delivering the products and services our prospects want while deepening relationships through innovative solutions that existing clients need. As a key element of that commitment, we continue to expand our hybrid office model that is geared to providing connectivity with clients through multiple communication channels and yet assist us with improving our operational efficiency. This is the exact model that will allow us to take market share in our newer expansion markets of Angola, Indiana, and soon to be Napoleon, Ohio.

Additionally, we have heightened our pursuit of organic growth within our legacy markets that are experiencing significant disruption, including acquisitions, office closures and/or consolidations. As these local market dynamics shift, we contend that customers will seek stability and care from an established partner like State Bank. In fact, to capitalize on this disruption and ensure regional and business line execution of our growth plans, we have identified specific corporate initiatives and regional growth goals. These measurable plans are designed to deliver us a greater percentage of the market that just might become available over the next 12 to 18 months as the crack in the landscape widens.

With regard to operational excellence. Compared to the prior year, commercial real estate loans grew by approximately $91 million, consumer loans increased by over $12 million, C&I loans decreased by $3.4 million and agricultural loans also decreased by $3.4 million. As we review our total production, both on and off balance sheet, we delivered $166 million in loan volume across all business lines, which was up nearly 41% from the second quarter of 2024. Despite some short-term softness in the ag production arena, we remain quite positive on our ability to bolster long-term growth. Client loyalty remains high, as is our ability to customize solutions for our ag producers. Finally, we remained significant depository relationships with our client base that will undoubtedly open up more lending opportunities as capital needs arise.

And finally, asset quality. We continue to reveal high levels of asset quality metrics. Charge-offs fell to less than 2 basis points from a slightly elevated quarter -- elevated in the first quarter. Nonperforming assets totaled $6.2 million, and we remain focused on maintaining that strong asset quality, as demonstrated by our continued management of our criticized and classified loans, which stood at $7.2 million, up just slightly from $7.1 million in the linked quarter. Our loss for -- credit losses remained robust at 1.43% of total loans and provided 265% coverage of nonperforming assets.

We continue to feel strongly that the credits that deteriorated in the early part of 2024 will be resolved in the short run with minimal financial impact. Resolving these credits will not only improve our asset quality metrics, but will also be accretive to our earnings with recaptured interest and fees.

Now I’d like to turn the call over to Tony for a few more comments on our quarterly performance. Tony?

Anthony V. Cosentino

Executive VP & CFO

Thanks, Mark, and good morning, everyone. Let me just outline some additional highlights and details of our second quarter results. First, an income statement review, starting with the net interest income. Interest income has been the center post of our revenue expansion thus far in 2025, and our results this quarter reflect that growth.

Specifically, our revenue from earning assets was $18.5 million, up $2.8 million or 18% higher than the prior year. From the linked quarter, the growth was $1.1 million, which is a 25% annual growth rate and bodes well for our results in the second half of this year. Interest expense is also higher, but at a much lower level than the top line. For the quarter, interest expense was $6.3 million, up $344,000 from the prior year, or less than 6%.

The yield on our interest-bearing liabilities is actually down from the prior year at 2.33% compared to 2.48% a year prior. As we look at noninterest income, noninterest income rose from both the prior year and the linked quarters, with the percentage of noninterest income to total revenue moving more in line with our historical averages at 29.4%. We did see the gain on sale of mortgage loans, title insurance and other revenue contributing meaningfully to the year-over-year improvement, illustrating the value of a diversified revenue stream.

Our total mortgage banking contribution this quarter of nearly $2.2 million was the highest since the first quarter of 2022. We continue to utilize the hedging program, which allows us to not only maximize gain potential, but also to minimize our rate exposure as the pipeline expands. The gain on sale yield thus far in 2025 is 2.13%, which is up from 2024 and just slightly below the historical average. Our sale percentage of originations of nearly 83% is ideal for the profitability model we need in this business line.

Operating expenses decreased compared to the linked quarter, as the $725,000 of merger costs were accrued last quarter. As we compare operating expenses to the prior year, higher volume and inflation have resulted in the quarterly expense level of $11.9 million to be higher by $1.2 million or 11%. However, in concert with revenue growth from the prior year quarter of $3.1 million or 22%, our operating leverage was a strong positive 2x.

Turning now to the balance sheet, beginning with loans. Loan growth continues on a positive trend line quarter-over-quarter. In addition to CRE, which has provided the bulk of our growth, we have been pleased that traditional consumer loan balances have grown over 18% as compared to the prior year. We have seen success with not only HELOCs, but also with selective targeted growth in used autos and marine lending.

Our loan-to-deposit ratio moved up slightly in the quarter to 88%, up from 86% in the linked quarter. We are very comfortable with our liquidity position, and we can easily move to the mid-90s with our on-hand liquidity of over $75 million without driving funding costs higher.

On deposits, as we had discussed in our webcast last month, our 3/31 deposit base had approximately $60 million of transitory deposits, primarily from the public entities that we service. We expected that a large proportion of these funds would move back into these communities and our deposit levels would move lower to just slightly above $1.2 billion.

All of our deposit categories have moved higher since a year ago. And as Mark indicated, we are extremely pleased with the retention we have seen from the Marblehead deposits.

Finally, a comment on our balance sheet betas, as we are hopefully approaching the beginning of a downward rate cycle. Since the third quarter of ’24, our loan beta is 16 basis points, nearly equal to our cost of funds beta of 19 basis points.

Concerning capital management. During the quarter, we repurchased 124,000 shares at an average price of just under $19, roughly 113% intangible book and 91% of tangible book adjusted for AOCI. As Mark mentioned, our tangible book value per share was up 7.7% year-over-year and was up from the linked quarter by $0.65, driven by a $1.4 million benefit on AOCI, higher earnings and a slight reduction in share count.

And finally, on asset quality. Total delinquencies were slightly lower than the linked quarter at 51 basis points, with the bulk of that reduction in the 90-day-plus category. And total provision expense for the quarter, $597,000, driven by a higher level of unfunded commitments and a slight weakening in the CECL economic factors, which drove our provision level higher. Optimistically, the second half of the year may move provision lower if the nonperforming credits that Mark referenced are resolved in our favor as we anticipate and the economic metrics improve. Our allowance increased this quarter to $15.6 million, and we feel it is more than adequate based upon our underwriting strength and the anticipated level of growth in our loan portfolio.

I’ll now turn the call back over to Mark.

Mark A. Klein

Chairman, President & CEO

Thank you, Tony. We certainly remain very encouraged by our potential to deliver a strong performance in the second half of 2025. We anticipate positive resolutions to several nonperforming credits in Q3, and our expense base has stabilized. With continued solid loan growth and the expectation that funding costs will be stable to slightly lower, margin expansion should continue. Also, we believe that the likelihood of rate reductions in the near term has the potential to further expand our residential mortgage volume.

We announced a dividend this past week of $0.15 per share, equating to approximately 3.16% yield and 25% of our earnings, which, as Tony mentioned, is in line with our long-term average of approximately 30%. We have consistently raised our payouts annually since we restarted the common dividend over 12 years ago.

In closing, we remain quite pleased with the potential to grow our expanded region with the addition of Marblehead, and we’re aggressively pursuing growth in markets where our competition presents us with more opportunities. We intend to focus on driving our organic balance sheet growth while maintaining discipline on operating efficiency, cost management and potentially, opportunistic acquisitions.

Now, let’s open the call up for questions for us for the second quarter. Sarah?

Sarah S. Mekus

The State Bank and Trust Company

Thank you. We are now ready for your questions.

Question and Answer

Operator

Today’s first question comes from Brian Martin at Janney Montgomery.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Good morning, guys. Mark, maybe you could just start with just 2 -- a short comment on just on the mortgage outlook. It seems pretty optimistic, given you called out Indy. But just kind of getting back to the -- for the full year, kind of getting back to around $300 million or $300 million plus, that seems pretty achievable. As you sit today, given the potential for lower rates and kind of the momentum in Indy and -- so maybe just a little comment on that, if you could.

Mark A. Klein

Chairman, President & CEO

Yes, absolutely. We have approximately, I think, 28 or 29 MLOs. They’re high producers. We’ve got the backroom to support them. Really, 2 of our higher potential markets of Cincinnati and Indianapolis are just gaining traction. Their potential is, as you might expect, it’s quite high. And we’re very bullish, not only as I mentioned, on the teams, but also the markets. So I continue to remain very optimistic.

And if we get a little play, Brian, on the 10-year, we could see that magical 400 number and beyond because, as Tony and I have talked before, bottoming at $216 million a year ago, we think it’s just going to be the impetus to getting back to more of that $500 million that we’ve always contended we’re built for. So we remain optimistic with the number of producers, and we certainly have the backroom to pull it off. And I think Tony has done a really nice job on the hedging position that we take, which really allows us to forward contract and make commitments with a pretty high pull-through from all of our lenders in all of our markets.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. That’s helpful. And just, Tony, the gain on sale margin pretty consistent with where it’s kind of been, nothing, no big movement one way or the other on how we think about that?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think we were down just slightly, maybe from historical. I think generally, pricing has been a little tighter this year. I do think it’s going to be in that 2.15% to 2.25% range on out for the rest of ’25 and into ’26. That seems to be where the market has kind of settled at this point.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. And then maybe just a little bit whomever on just the optimism on the loan growth. It was about what, I think, $6 million for the quarter. I guess just in thinking about the back half, it sounds like you’re pretty optimistic. So just kind of the run rate picking up from here, it sounds like it could be, I don’t know if there were maybe payoffs in the quarter or just maybe slowed this quarter down a little bit. But just -- what’s the pipeline look like and like -- and kind of how you’re thinking about the next 12 to 18 months on the loan growth side?

Mark A. Klein

Chairman, President & CEO

Yes, Steve can certainly chime in here. But as you know, Brian, as you’ve heard a number of quarters, Columbus remains the shining star. We continue to find great traction in CRE in that market. C&I is a little harder to come by. But again, we’ve got a number of seasoned commercial lenders. We just announced a plan to take market share from the disruption, as I mentioned in the webcast.

And we’re clearly optimistic that not just Columbus, but other regions like Toledo and Finley and Fort Wayne will be additive to that number. So we remain quite optimistic. And I know Steve works directly with all of our lenders, and I think we’re seeing, Steve, some opportunities, but also a bit more competitiveness.

Steven A. Walz

Executive VP & Chief Lending Officer

Yes. No question, Mark. I think we remain optimistic about the run rate, certainly, Brian, that we’ve enjoyed here, as Mark pointed out. We do have a strong seasoned lending team that we aggressively call. There isn’t necessarily a secret sauce to how we’re doing this. We remain confident that we will continue to deliver those results. As Mark pointed out, competition is definitely stiff, but it’s not something we shy away from. We’re confident when we walk in the door. So I think the run rate we’re on right now remains sustainable.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Okay. And the pipeline today, where does that stand? I mean, relative like if you look at last quarter, this quarter? And were there any payoffs in the quarter that kind of clipped this quarter a little bit slower than maybe I thought it would be? Or is it just like you say, more competition-related?

Steven A. Walz

Executive VP & Chief Lending Officer

There were some modest sales, Brian. Nothing I would say is...

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Out of the ordinary?

Steven A. Walz

Executive VP & Chief Lending Officer

Yes, nothing too out of the ordinary. We had a couple of things we expected to draw a little more in this quarter that were somewhat delayed by borrowers’ cash, but I think we remain very comfortable with our pipeline.

Mark A. Klein

Chairman, President & CEO

And Brian, just to comment, we certainly have a number of sizable credits that, again, we continue to stumble upon as we’ve identified disruption in the market. So we’re well prepared to take advantage of the opportunities that are out there in the marketplace.

Anthony V. Cosentino

Executive VP & CFO

And I’ll just add on. Brian, I think as we’ve said in the past, we probably have $40-ish-type million of undrawn construction type projects that -- those loans are closed. We have no issue with those that are going to fully fund here between now and, call it, first, second quarter of ’26. So we think that’s a baseline of call it, $10 million to $15 million a quarter of volume that’s going to fund up. That’s in addition to kind of our regular calling and new activity that we’ve got on the Street.

Mark A. Klein

Chairman, President & CEO

The nice thing -- Brian, last comment. Nice thing is as our rates adjust on credits that are rolling to maturity, they’re rolling to a higher rate. And the good part is they’re going to have to pay the same number somewhere else. So they’re staying put, which has allowed us to do what we’ve said we’ve done on the NIM expansion.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Right. Which is what my -- just one question just on the outlook. It sounds like the margin has got a nice tailwind, Tony, or just the cost of deposits and the cost of funding is pretty stable here, absent some Fed actions. So that feels like it’s stabilized, and maybe there’s a little room for incremental improvement, but the continued repricing within the loan book and remix of the bonds still seems like that the margin has got a bit of a tailwind. And just kind of thinking over the next couple of quarters, kind of where you see the margin kind of more stabilizing once you get -- continue to get a little bit of benefit here?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think -- rightly or wrongly, I’ve underestimated how much the margin has improved for us in the last, call it, 3, 4 quarters. It has outpaced us. I think our ability to retain deposits and not having to chase yield on the funding cost has been effective. And we’ve retained, I don’t know, Steve, probably 90% of everything that’s rolled over because our pricing on 3- and 5-year FHLB repricing is not demonstrably far from what the market is. So those customers are naturally rolling up the curve.

We continue to have -- we’re fairly short term on our loan book. So we continue to have, call it, $100 million to $150 million out every 12 months that’s going to reprice at least for the next 1.5 years to 2 years. That’s going to move up, call it, 150 to 200 basis points. So if we’re able to retain those and keep funding costs where they are, you’re right, margin has to have forward momentum.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Okay. And just longer term, like Tony, where you think the margin can stabilize given kind of the environment we’re in today is obviously much better than it has been? Where do you see it kind of flatlining once you kind of continue to get through some of the potential benefit we get from kind of the rate environment we’re in?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think we’re probably up another 10-ish basis points here in Q3 and probably -- it probably peaks out at, call it, that 3.70% number. And if we can hold a 3.70% margin on our balance sheet, that’s going to be a great day. I do know funding pressure is going to come. There’s no question in my mind. The disruption in the market, as Mark talked about, I think there’s some easy movement our way, but there’s going to be movement from competitors to tighten that up.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. And you guys talked about some improvement on the credit side, those credits that came on early last year. So I guess the -- that’s the potential to maybe see a little bit of lift in -- or benefit on the provision side if you get some recoveries. Is that kind of how you’re thinking about it, at least in the short term?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think by even a fairly conservative estimate, we feel we’re going to drop nonperforming by $1.5 million or so here in Q3. And in addition to kind of recapture as we talked about interest and fees, we think that dynamic is going to give our overall asset quality significant opportunities that -- I don’t know that we’ll be taking reserve back, but we certainly, in all likelihood -- we put $1 million aside thus far in provision through the first 6 months. I just don’t see that pace in the second half of the year.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. If credit holds and you get some of this benefit, more -- just -- lift there. But the reserve -- kind of reserve...

Anthony V. Cosentino

Executive VP & CFO

Any losses really from -- of any consequence from now to the end of the year.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And that reserve coverage, Tony, just kind of keep it -- I guess, absent any macroeconomic change, just kind of keep that pace where it’s at the reserve coverage level?

Anthony V. Cosentino

Executive VP & CFO

Well, it’s going to -- yes, it’s going to naturally go up. I mean, it’s probably going to be in the mid-3s by the time we finish just because the denominator is going to change in our favor. So -- but I would guess the allowance stays in that 15.6 to 15.9 range through the end of the year and probably in the first half of ’26, depending on how things look.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. And then last, maybe just on the capital optionality, I guess, as far as repurchasing shares, looking at M&A, kind of I know the industry is seeing more pickup in M&A of late. Just wondering how you’re thinking about M&A versus buyback versus just organic deployment into loans?

Mark A. Klein

Chairman, President & CEO

Yes. Just one comment. Tony can certainly weigh in on that one, Brian. But on the M&A front, we keep our ear to the ground for opportunities. We’re looking at potentials as we kind of speak. We love organic growth, but that doesn’t mean that there’s not going to be some opportunities out there. We know that’s not going to be the panacea, so to speak, to the scale issue that everyone is having. But that said, we continue to look at all angles. But clearly, we have some -- with our capital structure, we have certainly opportunities to do some of that. But Tony, comments?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think -- I would say we had an oversized amount of the buyback in the second quarter given where the pricing was on the stock and what we felt was the opportunity. I think collectively, Mark and I have looked at it, and we’re probably going to slow that down here in the third quarter because I do think we have some alternative opportunities. Not that we have any capital deficiency, I think our capital is just fine. But I think we do have some opportunity, not only for organic expansion, as we’ve discussed, but I think there’s some conversations that we need to maybe keep capital at or above where it is today.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. And then last one for me, just on the expenses. It sounds like a really nice job on that front. Just -- any big changes to the kind of the run rates where we’re at today in terms of -- I know you talked about not adding some staff to the mortgage, obviously, if you don’t get a little bit more scale, but elsewhere, kind of investments? This level is reasonably good, maybe a little bit of growth from today’s level? Just any thoughts there?

Mark A. Klein

Chairman, President & CEO

Well, clearly, Brian, as we’ve communicated in many quarters, we got a variable-based compensation plan across the board. We do well, our staff does well. That’s including nonmortgage producers, but clearly, as mortgage production rises, expenses will go up. But moral of the story is the scale that we’ve realized of recent is certainly helping us to deliver a better ROA at that -- nearly that 1% level and higher, which is certainly the long-term goal always.

But that said, we continue to fight that battle because expenses aren’t going to go down and certainly, technology continues to drive our expense level up. But that said, we know what the job to be done is and that’s organic growth at most cost. So we’re optimistic about where we’re at today, and we think we can continue to drive performance higher.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. I think that’s all I had, guys. Thanks for taking the questions, and congrats on a nice quarter.

Operator

[Operator Instructions] And that concludes the question-and-answer session. I’d like to turn the conference back over to Mr. Klein for closing remarks.

Mark A. Klein

Chairman, President & CEO

Thank you, sir. Thanks for joining us this morning. Nice to have you with us. We certainly look forward to speaking with you on our third quarter 2025 results soon in October. Take care.

Operator

Thank you, sir. This concludes our conference call today, everybody. We thank you for attending today’s presentation. You may now disconnect your lines, and have a wonderful day.